Exhibit (16)(b)



                              Calculation of Yield
                                 Managed Assets


         The annualized yield based on the month of March 1989 was calculated according to the following formula:

                                     a-b
                        YIELD = 2[( ----- +1)((6))-1]
                                     cd

Where:                  a = dividends and interest earned during the period

                        b = expenses accrued for the period (net of
                            reimbursements)

                        c = the average daily number of shares outstanding
                            during the period that were entitled to receive dividends

                        d = the maximum offering price per share on the last day
                            of the month
Therefore:

                        YIELD = 2[( 170,968 - 25,801 +1)((6))-1]
                                    ----------------
                                    3,213,032 x 7.96
                              = 6.91%

     See "Calculation of Performance Data" in the Statement of Additional Information for a description of how interest earned ("a" above) is calculated.

     Expenses accrued ("b" above) are net of expenses that the Investment Adviser reimbursed to the Fund.

     Average daily number of shares outstanding ("c" above) is calculated by summing the shares entitled to receive dividends on each day of the month and dividing the total by the number of days in the month.

METLIFE - STATE STREET MANAGED ASSETS
Standard Total Return Computations - Since Inception

Original Amt. Invested        $1,000.00
Commission at 4.5%               $45.00
Net Amount to Fund              $955.00
Purchase price                    $7.40
Shares acquired                 129.054

          Beginning      Monthly             Reinvest   Shares         New      Month-end                  Monthly       Aggregate
Month      Shares        Income    Dividend   Price    Purchased      Shares      NAV          ERV       Performance    Performance

12/30/88  129.054        0.0039     0.50     $7.39     0.068          129.122   $7.39          $954.21     -4.58          -4.58
01/31/89  129.122        0.0000     0.00     $7.62     0.000          129.122   $7.62          $983.91      3.11          -1.61
02/28/89  129.122        0.0000     0.00     $7.61     0.000          129.122   $7.61          $982.62     -0.13          -1.74
03/31/89  129.122        0.1115    14.40     $7.60     1.894          131.017   $7.60          $995.73      1.33          -0.43

The average annual total return is computed as follows:

(1) Annualize the actual return of the Fund for the period December 29, 1988 through March 31, 1989:

     955 (1 + T)((93/365)) = 995.73

                         T = 17.81%

(2) Calculate ERV based on annualized rate of return:

     955 (1 + .1781) = 1,125.09

(3) Calculate average annual return since inception:

     1,000 (1 + T) = 1,125.09

                 T = 12.51%

METLIFE - STATE STREET MANAGED ASSETS
Nonstandardized Total Return Computation

Original Amt. Invested        $1,000.00
Commission at 0.0%                $0.00
Net Amount to Fund            $1,000.00
Purchase price                    $7.39
Shares acquired                 135.318

          Beginning      Monthly             Reinvest   Shares         New      Month-end                  Monthly          ITD
Month      Shares        Income    Dividend   Price    Purchased      Shares      NAV            ERV      Performance    Performance

01/31/89  135.318        0.0000     0.00     $7.62     0.000          135.318   $7.62          $1,031.12    3.11          3.11
02/28/89  135.318        0.0000     0.00     $7.61     0.000          135.318   $7.61          $1,029.77   -0.13          2.98
03/31/89  135.318        0.1115    15.09     $7.60     1.985          137.303   $7.60          $1,043.50    1.33          4.35


No annualization is made. Computation for the three months ended March 31, 1989.